Exhibit 23 (a)


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have issued our report dated January 10, 2003 accompanying the consolidated financial statements and schedule of Guilford Mills, Inc. and subsidiaries (the Company) included in the 2002 Annual Report of the Company to its shareholders on Form 10-K for the year ended September 29, 2002 which is incorporated by reference in this Registration Statement on Form S-8 (which relates to the registration of 60,000 shares of common stock under the Company's Stock Option Plan for Non-Employee Directors). We consent to the incorporation by reference in this Registration Statement of the aforementioned report.


                                                              GRANT THORNTON LLP

Greensboro, North Carolina
June 9, 2003